EXHIBIT 10.1
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                    JONES LANG LASALLE INCORPORATED
                CO-INVESTMENT LONG-TERM INCENTIVE PLAN

                        Dated February 20, 2002





















































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                    JONES LANG LASALLE INCORPORATED
                CO-INVESTMENT LONG-TERM INCENTIVE PLAN


                           Table of Contents




           SECTION                                      PAGE
           -------                                      ----


     I.    Purpose                                        3


     II.   Eligibility                                    3


     III.  Specific Terms of Grants                       3


     IV.   Administration                                 5


     V.    General Provisions                             5












































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                    JONES LANG LASALLE INCORPORATED
                CO-INVESTMENT LONG-TERM INCENTIVE PLAN


I.   PURPOSE

The Jones Lang LaSalle Incorporated Co-Investment Long-Term Incentive Plan (the "Plan") is designed to provide a select group of management or highly compensated employees of Jones Lang LaSalle Incorporated (the "Company"), or any now existing or hereafter established or acquired subsidiary or affiliate ("Affiliate"), with an opportunity to benefit, on a notional basis, from real estate investments made by the Company via the Company's co-investments in real estate through LaSalle Investment Limited Partnership ("LILP"), based on the performance of LILP's underlying investments (the "Investments"). This Plan is designed to retain employees, to increase their efforts on behalf of the Company and to promote its success in the interest of stockholders. It will also serve to align the Company's employees' interests with those of its real estate investment clients.

II.  Eligibility

An employee shall become a Participant as of the date he is notified in writing by the Compensation Committee of the Company's Board of Directors (the "Committee"), or its delegate, that he or she has been selected to become a Participant. The Committee shall consider such factors as it, in its sole discretion, considers pertinent in selecting Participants. "Participant" means, for a Plan year or portion of a Plan year, an individual: (a) who is an employee of the Company or an Affiliate; (b) who is a member of a select group of management or highly compensated employees; (c) who, for such Plan year, has satisfied such minimum compensation or other classification requirements established from time to time by the Committee, and who is designated by the Committee, in its sole discretion, as a Participant in the Plan; and (d) who has not otherwise been removed from participation in the Plan by the Committee. A Participant must complete such forms and provide such data in a timely manner as is required by the Committee.

III. Specific Terms of Grants

     a. PARTICIPANTS' ACCOUNTS: The Committee shall establish and maintain on behalf of each Participant a separate bookkeeping account (an "Account") under the Plan. With respect to each Participant, this Account shall represent the amount of his notional interest in the Initially Allocated Funds and Subsequently Allocated Funds granted under the Plan plus any distributions to which he subsequently becomes entitled. An Account shall be credited with a distribution arising from an Investment only when such distribution is actually received by the Company. Distributions credited to an Account shall not earn interest. The Committee, in its discretion, may also establish and maintain such additional separate bookkeeping accounts for the Participant as it shall deem desirable.

     b. BASIS OF GRANTS AND INITIAL GRANT: For calendar year 2002, the Company will identify a $5.0 million allocation out of the total of funds that it has invested in the Investments as of December 31, 2002 (the "Initially Allocated Funds") to be used as a benchmark for determining the notional interests to be earned by Participants. The Initially Allocated Funds will be allocated to the particular Investments in proportion to the amount invested in that particular Investment compared to the total invested by the Company in all of the Investments as of that date. The Initially Allocated Funds will be tracked for purposes of the Plan net of any carrying charge associated with the timing of the investment of those funds in LILP and will be




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           allocated expenses for purposes of the Plan in the same manner as all other investors (i.e., a proportion of all expenses incurred from the date of inception through the date of investment and a proportion of all expenses thereafter). As soon as practicable following the date on which the Initially Allocated Funds are identified by the Company, each Participant's Account (as defined above) shall be credited with a proportional notional interest (an "Interest") in such Initially Allocated Funds. A Participant's Interest will represent an unfunded and unsecured promise to be paid in accordance with the terms of the Plan and not an actual interest in the Investments.

     c. FUTURE GRANTS: The Company will identify and allocate an additional $5.0 million of its investment in the Investments for grants to Participants in each of calendar year 2003 and 2004, which will be determined, tracked and calculated in the same manner as provided for in III. b. above, at the end of each of the respective years (the "Subsequently Allocated Funds"), or such other amount as may be determined by the Committee; PROVIDED, that no additional allocations will be made unless the Company meets at least a 10% GAAP earnings per share growth for the immediately preceding calendar year over the prior calendar year. As soon as practicable following the date on which the Subsequently Allocated Funds are identified by the Company, each Participant's Account shall be credited with an Interest in such Subsequently Allocated Funds. Participation in such future grants, if any, will be determined by the Committee on an annual basis.

     d. VESTING: A Participant shall vest in such portion of his Account attributable to his notional Interest in the Initially Allocated funds, and any distributions attributable thereto, and each Interest in the Subsequently Allocated Funds, and any distributions attributable thereto, upon the earlier of: (a) five (5) years from the date of grant of the Interest in the Initially Allocated Funds or, in the case of an Interest in the Subsequently Allocated Funds, five (5) years from the date of grant of each Interest in the Subsequently Allocated Funds, (b) retirement (on or after attainment of age 60 or, if lower, attainment of the statutory retirement age), (c) death or permanent disability, or (d) a change in control of the Company, or the business unit by which the Participant is employed (as determined by the Committee). Termination of employment with the Company prior to vesting, for any reason other than those provided for above, shall result in the complete forfeiture of a Participant's Account. The Committee shall, in its sole discretion, have the authority to accelerate the vesting of a Participant's Account.

     e. PAYMENTS: All payments will be made in cash to any Participant whose Account has not been forfeited, in an amount or amounts, equal to the Company's return on the Initially Allocated Funds and any Subsequently Allocated Funds, in proportion to each Participant's Interest. However, no payment will be made from the Plan earlier than five (5) years from the date a Participant first is allocated an Interest under the Plan. If a Participant becomes fully vested in his Account because of the five (5) year vesting period, the Company shall, as soon as practicable after the date of such vesting, pay an amount equal to all distributions attributable to any Interest credited to the Participant's Account that are actually received by the Company prior to that time. If a Participant becomes fully vested because of retirement, death, permanent disability or a






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           change in control, the Company shall, as soon as practicable after the date on which the Participant would have satisfied the five (5) year vesting period, pay an amount equal to all distributions attributable to any Interest credited to the Participant's Account that are actually received by the Company prior to that time. Any future payments shall be made at the same time or times as the Company actually receives distributions from LILP with respect to the Investments.

IV.  Administration

The Plan shall be administered by or under the authority of the Committee. Subject to the provisions of the Plan, the Committee, in its sole discretion, shall have the authority to approve eligibility to participate in the Plan, to establish the terms and conditions under which the awards become payable, and to adopt such rules and regulations and make all other determinations deemed necessary or desirable for the implementation and administration of the Plan. In addition, the Committee shall have the authority to delegate such of its duties and authority under the Plan as it shall determine, in its sole discretion.

Any interpretation of the Plan and any decisions, calculations and determinations made by the Committee on all matters relating to the Plan or the administration thereof shall be final and binding.

V.   General Provisions

     a. TERM: Grants may be made pursuant to the Plan beginning as of January 1, 2002 and ending as of December 31, 2004.

     b. PLAN TERMINATION AND AMENDMENT: This Plan is subject to amendment or termination by the Committee in its sole discretion; provided that no such amendment or termination may reduce the value of any benefit already granted under the Plan. Participants will be notified of an amendment or termination of the Plan within a reasonable time after the amendment or termination has been effected.

     c. WITHHOLDING AND BENEFITS: The Company will withhold from any amounts payable under this Plan all federal, state, city and local taxes and any other amounts as shall be legally required, as well as any other amounts authorized or required by employer policy including, but not limited to, withholding for garnishments and judgments or other court orders. Amounts accrued or paid under this Plan shall not be included or considered in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any of its subsidiaries or affiliates.

     d. EMPLOYMENT RIGHTS: The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to be rehired or retained in the employ of the Company on a full-time, part-time, or any other basis, or in any way limit or interfere with the Participant's employer's right to terminate their employment, nor will participation in the Plan give any Participant any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

     e. INTERESTS NOT DISTRIBUTED TO PARTICIPANTS: Any Interest forfeited in accordance with the terms of this Plan will be retained by the Company and may be redistributed, or not, as the Company deems appropriate.

     f.    LOANS:  Loans are not permitted under the Plan.

     g. REPORTING: On an annual basis, the Company will provide to Participants a report on the performance to-date of the Investments.

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     h.    TRANSFERABILITY:  Grants under the Plan shall not be
           transferable by a Participant, except by will or the laws of descent and distribution.

     i. GOVERNING LAW: The Plan, and all determinations made and actions taken pursuant hereto, shall be governed by the laws of the State of Maryland without giving effect to the principles of conflict of laws.

     j. UNFUNDED STATUS OF INTERESTS: The Plan is intended to constitute an "unfunded" plan for incentive compensation. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. The obligation of the Company hereunder shall be an unfunded and unsecured promise to pay money in the future. With respect to any payments not yet made to a Participant pursuant to a grant, nothing contained in the Plan or any grant agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company. It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

     k. GERMAN PARTICIPANTS. Notwithstanding any provision of the Plan to the contrary, clauses (b) and (c) of Section III.d. shall not be applicable in the case of any Participant residing or employed in Germany.











































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